Exhibit 99.1

Tucows Sells Equity Interest in Afilias for $7.4 million

- Sale marks next step in Company’s divesture of non-core assets -

TORONTO, NOVEMBER 5 - Tucows Inc. (AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today announced it has sold all of its 7.38 equity interest in Afilias, a global provider of registry services, back to the company.  The purchase price of $7.4 million is payable to Tucows in three cash installments:  $3.2 million today; $2.1 million in June 2009; and $2.1 million in December 2009.

“This sale is another step in our stated goal to divest non-core assets in order to unlock hidden value for shareholders” said Elliot Noss, President and CEO of Tucows Inc. “The proceeds of the sale provide additional funds that will be used to fund further share repurchases.”

About Tucows

Tucows is a global Internet services company. OpenSRS manages over eight million domain names and millions of email boxes through a reseller network of over 9,000 web hosts and ISPs. Our Retail group sells services directly to consumers and small businesses through Domain Direct, It’s Your Domain and NetIdentity. YummyNames owns premium domain names that generate revenue through advertising or resale. Tucows.com remains one of the most popular software download sites on the Internet. More information can be found at http://tucowsinc.com.

This release may contain forward-looking statements, relating to the Company’s operations or to the environment in which it operates, which are based on Tucows Inc.’s operations, estimates, forecasts and projections. These statements are not guarantees of future performance and are subject to important risks, uncertainties and assumptions concerning future conditions that may ultimately prove to be inaccurate or differ materially from actual future events or results. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, investors should not place undue reliance on these forward-looking statements, which are based on Tucows Inc.’s current expectations, estimates, projections, beliefs and assumptions. These forward-looking statements speak only as of the date of this release and are based upon the information available to Tucows Inc. at this time. Tucows Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Mary Magnani, MKR Group	Leona Hobbs, Tucows
mary@mkr-group.com	lhobbs@tucows.com
415-829-7879	416-538-5450